Calgary, May 1, 2020	Exhibit 99.1

Imperial announces first quarter 2020 financial and operating results

•	Focused on worker health and safety while maintaining energy supply for Canadians during pandemic

•	Financial results impacted by COVID-19 and depressed March crude prices

•	Proactively adjusted business and capital plans in response to market environment

•	Record first quarter production at Kearl and refinery throughput at Strathcona

•	Net loss of $188 million including non-cash charges of $301 million, driven by low quarter-end prices

•	Cash generated from operations of $423 million

•	Cash balance of $1.4 billion at end of first quarter and strong liquidity

•	Maintained quarterly dividend of 22 cents per share

	First quarter
millions of Canadian dollars, unless noted	2020	2019	Δ

Net Income (loss) (U.S. GAAP)	(188)	293	-481

Net Income (loss) per common share, assuming dilution (dollars)	(0.25)	0.38	-0.63

Capital and exploration expenditures	331	529	-198

The current COVID-19 pandemic has created unprecedented conditions for businesses, their employees, customers, and the communities they serve. Imperial stands with all Canadians – individuals and businesses – that have met the challenges posed by these difficult times, and is working diligently to continue to supply products essential to society’s well-being.

“Imperial is taking the necessary steps to help ensure the health and safety of employees and the ongoing integrity of our operations during these quickly-evolving and difficult times,” said Brad Corson, chairman, president and chief executive officer. “Imperial is well-positioned to weather the current business environment, and emerge stronger when conditions improve, drawing on the resilience of our integrated business, our high-quality asset portfolio, our strong financial position, and our unwavering focus on long-term value,” said Corson. “I would like to take this opportunity to recognize the work of all individuals on the front lines of the COVID-19 response, in particular the country’s health care responders and all those supporting essential services.”

Imperial recorded an estimated net loss of $188 million in the first quarter of 2020, primarily driven by lower realizations in the Upstream and non-cash charges of $301 million, mainly associated with the revaluation of the company’s inventory in line with depressed crude prices at the end of the quarter. The strength of Imperial’s integrated business model was evident in the quarter, with the Downstream delivering robust financial results.

Operational performance in the quarter was highlighted by strong Upstream volumes of 419,000 gross oil-equivalent barrels per day. This result was driven by Kearl, which achieved its best-ever first quarter total gross production of 226,000 barrels per day, up from 180,000 barrels per day in the first quarter of 2019. “Kearl achieved an impressive average production of 248,000 barrels per day in March. This demonstrates the positive production and reliability improvements brought by the supplemental crushers now in operation at the site,” said Corson.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

In the Downstream, refinery throughput averaged 383,000 barrels per day in the first quarter of 2020, up 62,000 barrels per day from the fourth quarter of 2019, driven by lower refinery turnaround activities and record first-quarter throughput at the Strathcona refinery.

As the impact of the pandemic and lower commodity prices manifested themselves later in the quarter, Imperial took steps to reduce its 2020 spending levels with capital spending reductions of $500 million versus prior guidance and expense reductions of $500 million compared to 2019 levels. These adjustments focus on efficiencies and pacing of ongoing work and projects, consistent with safe and reliable operations in the current environment. Nonetheless, as discussed in further detail in the ‘Current economic conditions’ section of this document, the near-term impact of COVID-19 and the current business environment is expected to result in continued negative impacts on Imperial’s Upstream production, Downstream refinery utilization and product sales. While the magnitude of these impacts is highly uncertain, Imperial’s scenario planning approach is ensuring that it is prepared to respond to a broad range of potential outcomes.

Imperial ended the first quarter with $1.4 billion in cash on hand, and strong liquidity. This morning, the board declared a second quarter dividend of 22 cents per share. “Our resilient business model and strong long-term outlook support Imperial’s priority of paying a reliable dividend to our shareholders as we have done over many years,” said Corson.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

First quarter highlights

•

Net loss of $188 million or $0.25 per share on a diluted basis, compared to net income of $293 million or $0.38 per share in the first quarter of 2019, primarily driven by lower realizations in the Upstream and non-cash charges of $301 million, mainly associated with the revaluation of the company’s crude inventory at market prices.

•

Cash generated from operating activities was $423 million, compared to $1,003 million in the first quarter of 2019, mainly due to lower realizations in the Upstream and unfavourable working capital impacts.

•

Capital and exploration expenditures totalled $331 million, compared with $529 million in the first quarter of 2019, mainly due to reduced spending on the Aspen project and completion of the Kearl supplemental crushers project. As announced on March 31, the company identified opportunities to reduce spending in the near-term, to focus on low capital, high-value initiatives, resulting in an updated capital outlook of $1.1 billion to $1.2 billion for 2020, compared to an original guidance of $1.6 billion to $1.7 billion.

•

The company returned $438 million to shareholders in the first quarter of 2020, including $164 million in dividends and $274 million in share purchases. In light of the current industry environment, Imperial suspended share purchases under its existing normal course issuer bid effective April 1, 2020.

•	Production averaged 419,000 gross oil-equivalent barrels per day, up from 388,000 barrels per day in the same period of 2019, primarily driven by record first quarter performance at Kearl.

•

Total gross bitumen production at Kearl averaged 226,000 barrels per day (160,000 barrels Imperial’s share), up from 180,000 barrels per day (127,000 barrels Imperial’s share) in the first quarter of 2019. Higher production was mainly due to the ramp-up of the supplemental crushing facilities through the first quarter of 2020.

•	Gross bitumen production at Cold Lake averaged 140,000 barrels per day, compared to 145,000 barrels per day in the same period of 2019, consistent with prior guidance.

•

The company’s share of gross production from Syncrude averaged 73,000 barrels per day, compared to 78,000 barrels per day in the same period of 2019. Syncrude production was impacted by unplanned maintenance which was partially completed in the quarter, with the remainder to be completed in the second quarter.

•

Shipments through the Edmonton rail terminal averaged 97,000 barrels per day in the first quarter of 2020, up from 53,000 barrels per day in the fourth quarter of 2019. Shipments peaked in February, and declined toward the end of the quarter.

•	Refinery throughput averaged 383,000 barrels per day, unchanged from the first quarter of 2019, with Strathcona refinery achieving record first quarter refinery throughput and asphalt production.

•

Petroleum product sales were 462,000 barrels per day, compared to 477,000 barrels per day in the first quarter of 2019. Lower petroleum product sales were mainly due to reduced demand in March from the COVID-19 pandemic.

•	Chemical earnings were $21 million in the quarter, compared to $34 million in the first quarter of 2019.

•

Imperial released sustainability report. The report provides enhanced disclosure and addresses environmental, social and governance areas of focus for the company, including information on advanced technologies that could reduce greenhouse gas emissions intensity by about 25 percent to 90 percent for new oil sands production.

IMPERIAL OIL LIMITED

First quarter 2020 vs. first quarter 2019

The company recorded a net loss of $188 million or $0.25 per share on a diluted basis in the first quarter of 2020, compared to net income of $293 million or $0.38 per share in the same period of 2019. Due to a significant decline in commodity prices at the end of March, first quarter 2020 results include non-cash charges of $281 million associated with the revaluation of the company’s inventory and $20 million associated with a goodwill impairment.

Upstream recorded a net loss of $608 million in the first quarter of 2020, compared to net income of $58 million in the same period of 2019, reflecting non-cash charges of $229 million associated with the revaluation of the company’s inventory and $20 million associated with a goodwill impairment. Results were also negatively impacted by lower crude oil realizations of about $630 million, partially offset by lower royalties of about $110 million and favourable foreign exchange effects of about $50 million.

West Texas Intermediate (WTI) averaged US$45.78 per barrel in the first quarter of 2020, down from US$54.90 per barrel in the same quarter of 2019. Western Canada Select (WCS) averaged US$25.60 per barrel and US$42.44 per barrel for the same periods. The WTI / WCS differential widened during the first quarter of 2020 to average approximately US$20 per barrel for the quarter, compared to around US$12 per barrel in the same period of 2019.

The Canadian dollar averaged US$0.74 in the first quarter of 2020, a decrease of US$0.01 from the first quarter of 2019.

Imperial’s average Canadian dollar realizations for bitumen decreased in the quarter, primarily due to a decrease in WCS. Bitumen realizations averaged $18.08 per barrel in the first quarter of 2020, compared to $48.85 per barrel in the first quarter of 2019. The company’s average Canadian dollar realizations for synthetic crude decreased generally in line with WTI, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $58.94 per barrel in the first quarter of 2020, compared to $69.34 per barrel in the same period of 2019.

Total gross production of Kearl bitumen averaged 226,000 barrels per day in the first quarter (160,000 barrels Imperial’s share), up from 180,000 barrels per day (127,000 barrels Imperial’s share) in the first quarter of 2019. Higher production was mainly due to the ramp-up of the supplemental crushing facilities through the first quarter of 2020.

Gross production of Cold Lake bitumen averaged 140,000 barrels per day in the first quarter, compared to 145,000 barrels per day in the same period of 2019.

The company’s share of gross production from Syncrude averaged 73,000 barrels per day, compared to 78,000 barrels per day in the first quarter of 2019. Syncrude production was impacted by unplanned maintenance which was partially completed in the quarter, with the remainder to be completed in the second quarter.

Downstream net income was $402 million in the first quarter of 2020, up from $257 million in the same period of 2019. Improved results reflect higher margins of about $190 million and lower net impacts from reliability events of about $50 million, partially offset by lower sales volumes of about $50 million and a non-cash charge of $52 million associated with the revaluation of the company’s inventory.

Refinery throughput averaged 383,000 barrels per day, unchanged from the first quarter of 2019. Capacity utilization was 91 percent in the first quarter of 2020 and 2019.

Petroleum product sales were 462,000 barrels per day, compared to 477,000 barrels per day in the first quarter of 2019. Lower petroleum product sales were mainly due to reduced demand in March from the COVID-19 pandemic.

Chemical net income was $21 million in the first quarter, compared to net income of $34 million from the same quarter of 2019.

IMPERIAL OIL LIMITED

Corporate and other expenses were $3 million in the first quarter, compared to $56 million in the same period of 2019, mainly due to lower share-based compensation charges.

Cash flow generated from operating activities was $423 million in the first quarter, compared with $1,003 million in the corresponding period in 2019, primarily reflecting lower realizations in the Upstream and unfavourable working capital impacts.

Investing activities used net cash of $308 million in the first quarter, compared with $463 million used in the same period of 2019, primarily reflecting lower additions to property, plant and equipment.

Cash used in financing activities was $445 million in the first quarter, compared with $517 million used in the first quarter of 2019. Dividends paid in the first quarter of 2020 were $164 million. The per share dividend paid in the first quarter was $0.22, up from $0.19 in the same period of 2019. During the first quarter, the company, under its share purchase program, purchased about 9.8 million shares for $274 million, including shares purchased from Exxon Mobil Corporation. In the first quarter of 2019, the company purchased about 10 million shares for $361 million.

The company’s cash balance was $1,388 million at March 31, 2020, versus $1,011 million at the end of first quarter 2019.

On March 31, 2020, the company announced by news release the suspension of its share purchase program effective April 1, 2020. The company purchased 28,697,514 common shares out of the 38,211,086 common shares allowable under the existing normal course issuer bid set to expire on June 26, 2020, including shares purchased from Exxon Mobil Corporation. Purchase plans may be modified at any time without prior notice.

Effective January 1, 2020, Imperial adopted the Financial Accounting Standards Board’s update, Financial Instruments - Credit Losses (Topic 326), as amended. The adoption of this update did not have a material impact on the company’s financial statements, and the cumulative effect of adoption was de minimis.

Key financial and operating data follow.

Current economic conditions

During the first quarter of 2020, the balance of supply and demand for petroleum and petrochemical products experienced two significant disruptive effects. On the demand side, the COVID-19 pandemic spread rapidly across Canada and the world resulting in substantial reductions in consumer and business activity and significantly reduced local and global demand for crude oil, natural gas, and petroleum products. This reduction in demand coincided with announcements of increased production in certain key oil producing countries which led to sharp declines in prices for crude oil, natural gas, and petroleum products. Against this backdrop of economic uncertainty, global financial markets have experienced significant volatility and disruption, which at times have negatively impacted the efficiency of credit markets and available pools of liquidity.

In response to these conditions, the company announced significant reductions in 2020 capital and operating expense spending plans. Capital and exploration expenditures for 2020 are now expected to be $1.1 billion to $1.2 billion, compared to the previously announced $1.6 billion to $1.7 billion. In addition, Imperial has identified opportunities to reduce 2020 operating expenses by $500 million compared to 2019 levels.

At the end of March 31, 2020, the company’s cash balance was $1.4 billion. Imperial’s financial strength represents a competitive advantage of strategic importance. While internally generated funds cover the majority of its financial requirements, Imperial may extend its commercial paper program, access capital markets to issue long-term debt, or draw on unused lines of credit to strengthen its liquidity.

The effect of COVID-19 and the current business environment on supply and demand patterns is expected to result in negative impacts on Imperial’s financial and operating results over the near-term. Should industry conditions near the end of the first quarter persist for an extended period into the future, the company expects lower realized prices for its products to result in reduced earnings and cash generated from operations compared to previous periods. In response to the current economic conditions, the company plans to operate certain assets at reduced rates in the second quarter of 2020. The company has advanced the start and

IMPERIAL OIL LIMITED

extended the duration of Kearl’s planned turnaround in an effort to reduce on-site staffing levels and to better balance near-term production with demand. The turnaround will now begin in early May and will continue until late June, and is expected to reduce Kearl’s total gross production to average approximately 150,000 barrels per day for the second quarter of 2020. Regarding Syncrude, the coker turnaround activities, which had previously been deferred to the third quarter, will be advanced and begin in the second quarter. As a result, it is expected that Syncrude’s production will be reduced to average approximately 45,000 to 50,000 barrels per day (Imperial’s share) for the second quarter of 2020. Additionally, the company continues to evaluate the timing and scope of other planned turnaround activities across its operations. These activities will be managed to ensure the health and safety of site personnel. Refinery utilization rates and petroleum product sales were reduced at the end of the first quarter of 2020, driven by the significant decline in demand for petroleum products in Canada, and are expected to remain lower in the second quarter of 2020 compared to previous periods. However, the length and severity of decreased demand due to COVID-19 and the current business environment are highly uncertain, with the future supply and demand patterns inherently difficult to predict.

While the company’s view of long-term supply and demand fundamentals has not changed significantly, future reductions in the range of its long-term price outlooks could put a portion of its long-lived assets at risk for impairment. However, due to the inherent difficulty in predicting future commodity prices, and the relationship between industry prices and costs, it is not practicable to reasonably estimate the existence or range of any potential future impairment charges related to the company’s long-lived assets.

As disclosed in Imperial’s 2019 Form 10-K, low crude oil and natural gas prices can impact the company’s proved reserves as reported under U.S. Securities and Exchange Commission (SEC) rules. If prices seen near the end of the first quarter persist for the remainder of the year, under the SEC definition of proved reserves, certain quantities of crude oil and natural gas may not qualify as proved reserves at year-end 2020. Since proved reserves estimates can be affected by a number of factors including completion of development projects, reservoir performance, regulatory approvals, government policies, consumer preferences, changes in the amount and timing of capital investments, royalty framework and significant changes in long-term oil and gas price levels, it is not practicable to reasonably estimate the range of any potential future revisions to the company’s proved reserves for year-end 2020 reporting.

The company has taken steps, in line with federal and provincial guidelines and restrictions, to limit the spread of COVID-19 among employees, contractors and the broader community, while also maintaining operations to ensure reliable supply of products to customers as a provider of essential services. Further measures have been implemented across the organization, including voluntary COVID-19 testing and modified work schedules at remote camp facilities. The company maintains robust business continuity plans, which have been activated to minimize the impact of COVID-19 on workforce productivity.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, project, predict, target, estimate, expect, strategy, outlook, schedule, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, references to the ability to maintain fuel supply for Canadians during COVID-19; the impact of adjusted business and capital plans; ensuring the health and safety of employees and integrity of operations; being well-positioned to weather current business environment and emerge stronger when conditions improve; near-term impacts from COVID-19 and the business environment, including negative impacts on Upstream production, Downstream refinery utilization and product sales; the effectiveness of scenario planning; the ability to continue to pay a reliable dividend; the adjusted capital outlook of $1.1 billion to $1.2 billion for 2020; the completion of unplanned maintenance at Syncrude in the second quarter; the impact of advanced technologies on greenhouse gas emissions intensity; anticipated purchases under the share purchase program; reductions in capital and operating expenses in light of the current business environment; the company’s financial strength as a competitive advantage, including the ability to cover financial requirements with internally generated funds and potential actions to strengthen liquidity; impacts from an extended period of current industry conditions, including lower earnings, cash from operations and operating assets at reduced rates; changes to the timing and duration of Kearl and Syncrude turnaround activities, and reduced production for the second quarter; timing and scope of planned turnaround activities across operations; expected lower refinery utilization rates and petroleum products sales in the second quarter; the company’s view of long-term supply and demand fundamentals; the impacts of future reductions in long-term price outlooks, including impairment of long-lived assets; the impact of extended low oil and natural gas prices on proved reserves under SEC rules; and the impact of measures implemented in response to COVID-19.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; commodity prices, foreign exchange rates and general market conditions; production rates, growth and mix; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets; progression of COVID-19 and its impacts on Imperial’s ability to operate its assets, including the possible shutdown of facilities due to COVID-19 outbreaks; the company’s ability to effectively execute on its business continuity plans and pandemic response activities; the ability of the company to achieve cost savings and adjust maintenance work; the adoption and impact of new facilities or technologies, including on reductions to greenhouse gas emissions intensity; refinery utilization and product sales; applicable laws and government policies, including production curtailment and restrictions in response to COVID-19; financing sources and capital structure, including the ability to issue long-term debt; and capital and environmental expenditures could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices and the impact of COVID-19 on demand; general economic conditions; availability and allocation of capital; currency exchange rates; transportation for accessing markets; political or regulatory events, including changes in law or government policy such as production curtailment and actions in response to COVID-19; availability and performance of third party service providers, including in light of restrictions related to COVID-19; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; unanticipated technical or operational difficulties; project management and schedules and timely completion of projects; the results of research programs and new technologies, and ability to bring new technologies to commercial scale on a cost-competitive basis; operational hazards and risks; cybersecurity incidents, including increased reliance on remote working arrangements and activation of business continuity plans due to COVID-19; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K and subsequent interim reports on Form 10-Q.

IMPERIAL OIL LIMITED

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Three Months
millions of Canadian dollars, unless noted	2020	2019

Net Income (loss) (U.S. GAAP)
Total revenues and other income	6,690	7,982
Total expenses	6,945	7,584
Income (loss) before income taxes	(255)	398
Income taxes	(67)	105
Net income (loss)	(188)	293

Net income (loss) per common share (dollars)	(0.25)	0.38
Net income (loss) per common share - assuming dilution (dollars)	(0.25)	0.38

Other Financial Data

Gain (loss) on asset sales, after tax	6	(4)

Total assets at March 31	40,413	42,497

Total debt at March 31	5,198	5,174

Shareholders’ equity at March 31	23,570	24,319

Capital employed at March 31	28,789	29,521

Dividends declared on common stock
Total	162	147
Per common share (dollars)	0.22	0.19

Millions of common shares outstanding
At March 31	734.1	772.6
Average - assuming dilution	740.9	779.8

IMPERIAL OIL LIMITED

Attachment II

	Three Months
millions of Canadian dollars	2020	2019

Total cash and cash equivalents at period end	1,388	1,011

Net income (loss)	(188)	293
Adjustments for non-cash items:
Depreciation and depletion	453	390
Impairment of intangible assets	20	-
(Gain) loss on asset sales	(7)	5
Inventory write-down to current market value	281	-
Deferred income taxes and other	43	(4)
Changes in operating assets and liabilities	(179)	319
Cash flows from (used in) operating activities	423	1,003

Cash flows from (used in) investing activities	(308)	(463)
Proceeds associated with asset sales	9	22

Cash flows from (used in) financing activities	(445)	(517)

IMPERIAL OIL LIMITED

Attachment III

	Three Months
millions of Canadian dollars	2020	2019

Net income (loss) (U.S. GAAP)
Upstream	(608)	58
Downstream	402	257
Chemical	21	34
Corporate and other	(3)	(56)
Net income (loss)	(188)	293

Revenues and other income
Upstream	2,374	3,188
Downstream	5,379	5,932
Chemical	260	323
Eliminations / Corporate and other	(1,323)	(1,461)
Revenues and other income	6,690	7,982

Purchases of crude oil and products
Upstream	1,650	1,586
Downstream	3,769	4,582
Chemical	140	193
Eliminations	(1,333)	(1,466)
Purchases of crude oil and products	4,226	4,895

Production and manufacturing expenses
Upstream	1,108	1,156
Downstream	408	381
Chemical	63	58
Eliminations	-	-
Production and manufacturing expenses	1,579	1,595

Capital and exploration expenditures
Upstream	231	372
Downstream	76	129
Chemical	9	17
Corporate and other	15	11
Capital and exploration expenditures	331	529

Exploration expenses charged to income included above	1	33

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Three Months
	2020	2019

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)
Kearl	160	127
Cold Lake	140	145
Syncrude	73	78
Conventional	15	12
Total crude oil production	388	362
NGLs available for sale	2	2
Total crude oil and NGL production	390	364

Gross natural gas production (millions of cubic feet per day)	176	145

Gross oil-equivalent production (a)	419	388
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Kearl	154	124
Cold Lake	134	123
Syncrude	71	69
Conventional	14	11
Total crude oil production	373	327
NGLs available for sale	1	2
Total crude oil and NGL production	374	329

Net natural gas production (millions of cubic feet per day)	172	143

Net oil-equivalent production (a)	403	353
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	220	177
Cold Lake blend sales (thousands of barrels per day)	191	190
NGL sales (thousands of barrels per day)	2	7

Average realizations (Canadian dollars)
Bitumen (per barrel)	18.08	48.85
Synthetic oil (per barrel)	58.94	69.34
Conventional crude oil (per barrel)	41.49	52.11
NGL (per barrel)	9.26	34.39
Natural gas (per thousand cubic feet)	1.77	2.88

Refinery throughput (thousands of barrels per day)	383	383
Refinery capacity utilization (percent)	91	91

Petroleum product sales (thousands of barrels per day)
Gasolines	232	240
Heating, diesel and jet fuels	179	182
Heavy fuel oils	13	18
Lube oils and other products	38	37
Net petroleum products sales	462	477

Petrochemical sales (thousands of tonnes)	186	195
(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

Attachment V

	Net income (loss) (U.S. GAAP) millions of Canadian dollars	Net income (loss) per common share - diluted (a) Canadian dollars

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
Third Quarter	1,003	1.18
Fourth Quarter	1,444	1.70
Year	2,165	2.55

2017
First Quarter	333	0.39
Second Quarter	(77)	(0.09)
Third Quarter	371	0.44
Fourth Quarter	(137)	(0.16)
Year	490	0.58

2018
First Quarter	516	0.62
Second Quarter	196	0.24
Third Quarter	749	0.94
Fourth Quarter	853	1.08
Year	2,314	2.86

2019
First Quarter	293	0.38
Second Quarter	1,212	1.57
Third Quarter	424	0.56
Fourth Quarter	271	0.36
Year	2,200	2.88

2020
First Quarter	(188)	(0.25)
(a)	Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.